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                                                                    EXHIBIT 99.3

DATA BROADCASTING COMPLETES SALE OF POSITION IN MARKETWATCH.COM


BEDFORD, MA, JANUARY 9, 2001 - DATA BROADCASTING CORPORATION (NASDAQ: DBCC)
(DBC), a leading source of securities pricing, financial information and analytic tools to global institutional and retail investors, completed the previously announced sale of its 34.4% ownership in MarketWatch.com, Inc. (Nasdaq: MKTW) to an affiliate of Pearson plc (NYSE: PSO).

As announced on December 27, 2000, the shares were purchased by Pearson for approximately $26,887,000 in cash, which represented a 25% premium above MarketWatch.com's average closing price for the previous 30 days.

DBC will distribute all proceeds from the sale to its shareholders through a special dividend. The dividend will be payable on January 16, 2001 to shareholders of record on January 8, 2001.

Stuart Clark, president and chief executive officer of DBC, commented, "The sale of our position in MarketWatch is consistent with our recent initiatives to streamline DBC's business and focus on our core mission of supplying critical financial data and analytics to institutional and retail investors. This transaction also returns our income before taxes to profitability by removing the equity loss and amortization associated with MarketWatch. At the same time, DBC's shareholders gained additional financial flexibility as a result of this transaction. Through the sale of the Company's position in MarketWatch at a premium to the recent average market price and the payment of an equivalent dividend, our shareholders have had the opportunity to reinvest in MarketWatch independently if they so chose."


ABOUT DATA BROADCASTING CORPORATION

Data Broadcasting Corporation is a leading global provider of financial and business information to institutional and individual investors. The company supplies time sensitive pricing, dividend, corporate action and descriptive information for more than 3.5 million securities traded around the world, including hard-to-value unlisted fixed income instruments. At the core of the business are its extensive database expertise and technology resources. Its 8,000 institutional customers include most of the world's leading banks, brokerages, mutual funds and insurance companies. DBC, with approximately 1,700 employees, is headquartered in Bedford, Massachusetts and has more than 20 offices in North America, Europe, Asia and Australia, including the world's key financial centers of New York, London and Tokyo. Pearson plc (NYSE: PSO), an international media company with market leading businesses in education, strategic business information, international television production and consumer publishing, is a 60% shareholder in DBC. Pearson's businesses include the Financial Times Group, Pearson Television, and the Penguin Group.


      INVESTOR RELATIONS CONTACT                MEDIA CONTACT
      Harriet Fried/John Nesbett                Chenoa Taitt
      Lippert/Heilshorn & Associates            Lippert/Heilshorn & Associates
      (212) 838-3777                            (212) 838-3777
      Harriet@lhai.com                          chenoa@lhai.com